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                            DEALER MANAGER AGREEMENT
                            ------------------------

                                               _______________, 1999

Salomon Smith Barney Inc.
388 Greenwich Street, 32nd Floor
New York, New York 10013

Dear Sirs:

         1. EXCHANGE OFFER. Student Loan Funding 1998-A/B Trust, a common law trust formed under the laws of the state of Delaware (the "Trust"), plans to make an offer to exchange its $365,031,478.23 aggregate principal amount of Student Loan Senior Asset-Backed Notes, Series 1998A1-3 (LIBOR Floating Rate), $93,300,000 aggregate principal amount of Student Loan Senior Asset-Backed Callable Notes, Series 1998A1-4 (Auction Rate), $90,000,000 aggregate principal amount of Student Loan Senior Asset-Backed Callable Notes, Series 1998A1-5 (Auction Rate), $90,000,000 aggregate principal amount of Student Loan Senior Asset-Backed Callable Notes, Series 1998A1-6 (Auction Rate) and $54,500,000 aggregate principal amount of Student Loan Subordinate Asset-Backed Notes, Series 1998B1-3 (Fixed Rate) (collectively, the "Exchange Notes"), respectively, for an equal principal amount of its $365,031,478.23 aggregate principal amount of Student Loan Senior Asset-Backed Notes, Series 1998A-3 (LIBOR Floating Rate), $93,300,000 aggregate principal amount of Student Loan Senior Asset-Backed Callable Notes, Series 1998A-4 (Auction Rate), $90,000,000 aggregate principal amount of Student Loan Senior Asset-Backed Callable Notes, Series 1998A-5 (Auction Rate), $90,000,000 aggregate principal amount of Student Loan Senior Asset-Backed Callable Notes, Series 1998A-6 (Auction Rate) and $54,500,000 aggregate principal amount of Student Loan Subordinate Asset-Backed Notes, Series 1998B-3 (Fixed Rate) (collectively, the "Original Notes") on the terms and subject to the conditions set forth in the Prospectus (as hereinafter defined) relating to the exchange and the accompanying letters of transmittal (each a "Letter of Transmittal"). The offer to exchange the Exchange Notes for the Original Notes on the terms and subject to the conditions set forth in the Prospectus and the related Letters of Transmittal is referred to individually as an "Exchange Offer", and the offers with respect to all of the Exchange Notes are collectively referred to as the "Exchange Offers". Capitalized terms not defined herein shall have the meanings set forth in the Prospectus.

         The Exchange Offers are expected to be commenced by the Trust on or about June __, 1999 (the "Commencement Date"). The Exchange Offers shall expire at 5:00 p.m., New York City time, on June __ 1999 or on such later date or time to which the Trust may extend the Exchange Offers (the "Expiration Date").

         The Trust expressly reserves the right to amend or terminate the Exchange Offers and not to accept for exchange any Original Notes not theretofore accepted for exchange, upon the occurrence of the conditions of the Exchange Offers specified in the Prospectus under the caption "The Exchange Offer--Certain Conditions to the Exchange Offer". The Trust will give oral (promptly confirmed in writing) or written notice of any amendment, termination or nonacceptance to you as promptly as practicable.


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         2. APPOINTMENT AS DEALER MANAGER. Student Loan Funding LLC, a Delaware
limited liability company (the "Depositor") and the Trust hereby appoint you as exclusive Dealer Manager, and authorizes you to act as such, in connection with the Exchange Offers. As Dealer Manager, you agree, in accordance with your customary practice, to perform those services in connection with the Exchange Offers as are customarily performed by investment banking firms in connection with exchange offers of like nature, including, but not limited to, (i) providing certain advice to the Depositor and the Trust regarding the terms and timing of the Exchange Offers, (ii) using your best efforts to solicit tenders of Original Notes pursuant to the Exchange Offers and to communicate with other brokers, dealers, commercial banks and trust companies (individually, a "Dealer" and collectively, "Dealers"), and (iii) mailing of the Prospectus, the related Letters of Transmittal and other related documents to the holders of Original Notes ("Holders"). If you and the Depositor and the Trust mutually agree that you will provide any other services to the Trust, including financial advisory or investment banking services, you and the Depositor and the Trust shall either amend the terms of this Agreement or enter into a separate agreement covering the terms and arrangements of such additional engagement.

         3. NO LIABILITY FOR ACTS OF DEALERS. You shall have no liability (in tort, contract or otherwise) to the Trust or any other person for any act or omission on the part of any Dealer (other than yourself) and you shall have no liability (in tort, contract or otherwise) to the Depositor or Trust or any other person for any losses, claims, damages or liabilities arising from your own acts or omissions in performing your obligations as Dealer Manager hereunder or otherwise in connection with the Exchange Offers, except for any such losses, claims, damages or liabilities attributable to your bad faith or gross negligence. In soliciting or obtaining tenders, no Dealer, is to be deemed to be acting as your agent or the agent of the Depositor or the Trust, and you, as Dealer Manager, are not to be deemed the agent of the Depositor or the Trust, any Dealer or any other person. The Depositor and the Trust acknowledge and agrees that, in your capacity as Dealer Manager, you shall act as an independent contractor, and any of your duties arising out of your engagement pursuant to this Agreement shall be owed solely to the Depositor and the Trust.

         4. REGISTRATION STATEMENT, PROSPECTUS AND EXCHANGE OFFER MATERIAL.

                  (a) The Depositor and the Trust has prepared and filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") and the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), a registration statement on Form S-4 covering the registration of the Exchange Notes issuable upon exchange for the Original Notes. Such registration statement, including the exhibits thereto and any documents incorporated by reference therein, as amended at the time it becomes effective or as thereafter amended or supplemented from time to time, is herein called the "Registration Statement." The final prospectus included in the Registration Statement (including any documents incorporated in the prospectus by reference) is herein called the "Prospectus," except that if the final prospectus furnished to the Dealer Manager for use in connection with the Exchange Offers differs from any prospectus set forth in the Registration Statement (whether or not such prospectus is required to be filed pursuant to Rule 424(b)), the term "Prospectus" shall refer to the final prospectus furnished to the Dealer Manager for such use. The terms

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"supplement" and "amendment" or "supplemented" and "amended" as used herein with respect to the Prospectus shall include all documents deemed to be incorporated by reference in the Prospectus that are filed subsequent to the date of the Prospectus and prior to the Termination Date by the Trust with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange
Act").

         (b) The Registration Statement, Prospectus and the related Letters of Transmittal; related letters from the Dealer Manager to securities brokers, dealers, commercial banks, trust companies and other nominees; letters to beneficial owners of Original Notes; notice of guaranteed delivery and any other newspaper announcements, press releases and other offering materials and information the Trust may use or prepare, approve or authorize for use in connection with the Exchange Offers are herein collectively referred to as the "Exchange Offer Material." The Trust authorizes you to use, and agrees to furnish you with as many copies as you may reasonably request of, each of the Exchange Offer Material in connection with the Exchange Offers and for such period of time as any such material is required by law to be delivered in connection therewith.

         (c) The Trust agrees that, a reasonable time prior to using or filing with the Commission or with any other Federal or other governmental agency, authority or instrumentality ("Other Agency"), the Registration Statement or any other Exchange Offer Material (whether preliminary or otherwise), the Trust will submit copies of such material to you and will give reasonable consideration to your and your counsel's comments, if any, thereon.

         (d) Prior to and during the period of the Exchange Offers, the Depositor or the Trust will inform you promptly after any senior executive officer, senior accounting or legal officer or treasurer of the Depositor or the Trust receives notice or becomes aware of the happening of any event, or the discovery of any fact, which it believes would require the making of any change in any Exchange Offer Material then being used or would affect the truth or completeness of any representation or warranty contained in this Agreement if such representation or warranty were being made immediately after the happening of such event or the discovery of such fact.

         (e) The Trust agrees that any reference to the Dealer Manager in any Exchange Offer Material or in any newspaper announcements or press release or other public document or communication is subject the Dealer Manager's prior consent, which consent shall not be unreasonably withheld.

         5. WITHDRAWAL. If the Trust (a) uses or permits the use of, or files with the Commission or any Other Agency, any Exchange Offer Material (i) which has not been submitted to you for your comments or (ii) which has been so submitted and with respect to which you have made comments material to such Exchange Offer Material but which comments have not resulted in a response reasonably satisfactory to you and your counsel to reflect your comments or (b) shall have breached, in any material respect, any of its representations, warranties, agreements or covenants herein, then you shall be entitled to withdraw as Dealer Manager in connection with the Exchange Offers without any liability or penalty to you or any other Indemnified Person (as defined in Section 12) for such withdrawal and without loss of any right to indemnification or contribution provided in Section 12 or to the payment of all fees and

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expenses payable hereunder which have accrued to the date of such withdrawal. If you withdraw as Dealer Manager for any of the reasons set forth in the preceding sentence, the fees and reimbursement for your expenses through the date of such withdrawal shall be paid to you promptly after such date.

         6. COMPENSATION. The Depositor agrees to pay or cause the Trust to pay you as compensation for your services as Dealer Manager a fee of $___________. Such fee shall be payable promptly upon the acceptance for payment of Original Notes tendered in response to the Exchange Offers or upon termination of the Exchange Offers, as applicable.

         7. EXPENSES. The Depositor will pay or cause the Trust to pay (i) all fees and expenses relating to the preparation, printing, filing, mailing and publishing of all documents pertaining to the Exchange Offers; (ii) all fees and expenses of any depositary, information agent or other agents, attorneys and other persons retained by the Depositor or the Trust in connection with the Exchange Offers; (iii) all fees, if any, payable to Dealers (including the Dealer Manager) as reimbursement for their customary mailing and handling expenses in forwarding expenses related to the Exchange Offers to their customers; (iv) all advertising charges; and (v) all other fees and expenses incurred in connection with or relating to the Exchange Offers. In addition, the Depositor agrees to reimburse or cause the Trust to reimburse the Dealer Manager and its affiliates, promptly upon request, for all out-of-pocket expenses, including without limitation the fees, costs and expenses of the Dealer Manager's legal counsel, incurred in connection with the Exchange Offers.

         8. SECURITYHOLDER LISTS; DEPOSITORY. The Trust will provide you, or will cause the trustee under the indenture governing the Original Notes or The Depository Trust Company ("DTC"), to provide you with copies of the Trust's records showing the names and addresses of, and principal amounts of Original Notes held by, the Holders as of a recent date and will use their reasonable efforts to advise you or will cause such trustee or the DTC to advise you from day to day during the period of the Exchange Offers as to any transfers of record of the Original Notes. The Trust will advise you during each business day of all Original Notes tendered or withdrawn during the preceding business day and the names and addresses of, and the principal amount of Original Notes so tendered or withdrawn by, each such tendering or withdrawing Holder. The Trust will advise you of any defective tenders and of all tenders verified to be in proper form. Not later than the opening of business on the day following the Expiration Date, the Trust will advise you of all tendered Original Notes, including the principal amount of Original Notes either tendered in proper form, rejected for tender or being processed (such as Notices of Guaranteed Delivery).

         The Trust has appointed Firstar Bank, N.A. to serve as exchange agent (the "Exchange Agent") in connection with the Exchange Offers and has instructed the Exchange Agent to advise you daily as to such matters as you may reasonably request.

         9. REPRESENTATIONS. WARRANTIES AND COVENANTS OF THE TRUST. The Depositor, as creator of the Trust and the Trust represent, warrant and covenant to you that:

                  (a) the Registration Statement has become effective;

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                  (b) no stop order suspending the effectiveness of the
         Registration Statement has been issued and no proceeding for that purpose has been instituted or, to the knowledge of the Trust, threatened by the Commission;

                  (c) the Registration Statement and Prospectus (as amended or supplemented if the Trust shall have furnished any amendments or supplements thereto) comply, or will comply, as the case may be, in all material respects with the Securities Act and the Trust Indenture Act and do not and will not, as of the applicable effective date as to the Registration Statement and any amendment thereto and as of the date of the Prospectus and any amendment or supplement thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and the Prospectus, as amended or supplemented, if applicable, at the date of consummation of the Exchange Offers (the "Closing Date") will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; except that the foregoing representations and warranties shall not apply to (i) that part of the Registration Statement which constitutes the Statement of Eligibility and Qualification (Form T-1) of the Trustee under the Trust Indenture Act, and (ii) statements or omissions in the Registration Statement or the Prospectus made in reliance upon and in conformity with information relating to you and furnished to the Trust in writing by you;

                  (d) since the respective dates as of which information is given in the Registration Statement and the Prospectus, the Trust has not incurred any material liabilities, direct or contingent nor has there been any material adverse change in the financial position, results of operations or condition of the Trust that is not described in the Prospectus whether or not arising from transactions in the ordinary course of business;

                  (e) the Trust is a validly created Delaware common law trust and at the Closing Date will have, full legal rights, power and authority (i) to enter into this Agreement and Indenture and to issue the Exchange Notes (collectively, the "Documents"), (ii) to authorize the issuance of the Exchange Notes and to issue and deliver the Exchange Notes to the Holders pursuant to the terms of the Exchange Offers and the Indenture as provided herein and (iii) to carry out, give effect to and consummate the transactions contemplated by the Documents and the Exchange Offers;

                  (f) the Documents (when executed and delivered by the respective parties thereto) will constitute legal, valid and binding obligations of the Trust enforceable in accordance with their respective terms except as limited by bankruptcy, reorganization, insolvency and other similar laws affecting enforceability of creditors' rights generally and provided that the availability of equitable remedies is subject to the application of equitable principles;

                  (g) the Exchange Notes have been duly authorized, and when issued and delivered in accordance with the Exchange Offers, will have been duly executed,

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         authenticated, issued and delivered and will constitute valid and binding obligations of the Trust entitled to the benefits provided by the Second Amended and Restated Indenture of Trust and the Second Amended and Restated Terms Supplement each dated as of June 1, 1999 between the Trust and Firstar Bank, N.A., as Trustee (collectively, the "Indenture"); the Indenture has been duly authorized and, when the Indenture is executed and delivered by the Trust and when authorized, executed and delivered by the other parties thereto, the Indenture, will constitute the valid and binding agreement of the Trust; and the Indenture, upon effectiveness of the Registration Statement, will have been duly qualified under the Trust Indenture Act; and the Exchange Notes and the Indenture conform to the descriptions thereof in the Prospectus;

                  (h) the Trust is not in breach of or in default under the Trust Agreement dated as of March 1, 1999 (the "Trust Agreement") among the Depositor, the Trust, and First Union Trust Company, National Association, not in its individual capacity but solely as Owner Trustee and Firstar Bank, N.A., not in its individual capacity, but solely as Co-Owner Trustee, any applicable law or administrative regulation of the State of Delaware, the United States or of any department, division, agency or instrumentality of either thereof, or any applicable court or administrative decree or order, or any indenture, loan agreement, note, resolution, certificate, contract, agreement or other instrument to which the Trust is a party or is otherwise subject or bound, except for defaults that, singly or in the aggregate, have not had and will not have a materially adverse effect on the Trust's ability to perform its obligations thereunder;

                  (i) the execution and delivery of the Documents and the other instruments contemplated by any of such documents to which the Trust is a party, and compliance with the provisions of each thereof did not and will not conflict with or constitute a breach of or default under the Trust Agreement, any applicable law or administrative regulation of the State of Ohio, the State of Delaware, the United States or of any department, division, agency or instrumentality of any of the foregoing, or any applicable court or administrative decree or order, or any indenture, loan agreement, note, resolution, certificate, contract, agreement or other instrument to which the Trust is a party or is otherwise subject or bound;

                  (j) to the knowledge of the Depositor and the Trust, no action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, regulatory agency, public board or body, is pending or threatened in any way affecting the existence of the Trust or the titles of its officers to their respective offices or seeking to restrain or to enjoin the Exchange Offers or the issuance, sale or delivery of the Exchange Notes or in any way contesting or affecting the validity or enforceability of the Documents, or any action on the part of the Trust contemplated by any of said documents, or which, if adversely determined, would have a material adverse effect on the financial condition or prospects of the Trust, nor, to the knowledge of the Trust, is there any basis therefor;

                  (k) the Trust is not and, after giving effect to the offering and exchange of the Exchange Notes, will not be an "investment company" or an entity "controlled" by an

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         "investment company", as such terms are defined in the Investment Trust
         Act of 1940, as amended;

                  (l) all necessary action has been duly taken by the Trust to authorize the Exchange Offers, the exchange of Exchange Notes for Original Notes pursuant to the Exchange Offers and all other actions contemplated by this Agreement, and no other proceedings are necessary to authorize any such actions;

                  (m) the Exchange Offers, the exchange of Exchange Notes for Original Notes pursuant to the Exchange Offers, the delivery of the Exchange Offer Material and the execution, delivery and performance of this Agreement will comply with the Securities Act, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder (collectively, the "Exchange Act") and the Trust Indenture Act and any applicable Blue Sky Laws;

                  (n) the Trust has complied, and will at the Closing Date be in compliance, with the Trust Agreement and the Documents;

                  (o) all approvals, consents, authorizations, permits, elections and orders of or filings or registrations with any governmental authority, board, agency or commission having jurisdiction, including but not limited to, the United States Department of Education under the Higher Education Act, and the Ohio Secretary of State that would constitute a condition precedent to the performance by the Trust of its obligations under the Exchange Offers, the Exchange Notes and the Documents have been obtained and are in full force and effect; and

                  (p) the Trust shall furnish such information, execute such instruments and take such other action in cooperation with the Dealer Manager as the Dealer Manager may reasonably request to qualify the Exchange Notes for offer and sale under the Blue Sky Laws or other securities laws and regulations of such states and other jurisdictions of the United States as the Dealer Manager may designate; provided that the Trust shall not be required to take any action that would subject it to general or unlimited service of process in any jurisdiction where it is not now so subject.

         10. CONDITIONS TO DEALER MANAGER'S OBLIGATIONS. The obligations of the Dealer Manager hereunder shall be subject (i) to the performance by the Depositor and the Trust of their respective obligations to be performed hereunder or under the Indenture or Supplemental Indenture prior to the Closing Date, (ii) to the accuracy of and compliance with the representations, warranties and covenants of the Depositor and the Trust herein, in each case as of the Commencement Date and at all times on or prior to the Closing Date, and
(iii) in the discretion of the Dealer Manager, to the following further conditions:

                  (a) At the Closing Date, the Documents shall have been duly authorized, executed and delivered by the respective parties thereto, and in substantially the forms heretofore submitted to the Dealer Manager, with only such changes as shall have been agreed to in writing by the Dealer Manager, and said documents shall not have been

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         amended, modified or supplemented, except as may have been agreed to in writing by the Dealer Manager and there shall have been taken in connection therewith, with the Exchange Offers, with the issuance of the Exchange Notes and with the transactions contemplated thereby and by this Agreement, all such actions as, in the opinion of counsel to the Trust, shall be necessary and appropriate.

                  (b) Subsequent to the execution and delivery of this Agreement and prior to the Closing Date, there shall not have occurred any change, or development involving a prospective change, in the condition, financial or otherwise, or the earnings, business or operations of, the Trust from that described in the Prospectus that, in the Dealer Manager's judgment, is material and adverse and that makes it, in the Dealer Manager's judgment, impracticable to recommend that Holders participate in the Exchange Offers on the terms and in the manner contemplated by the Registration Statement.

                  (c) At or prior to the Closing Date, the Dealer Manager shall have received the following documents, in each case satisfactory in form and substance to the Dealer Manager:

                           (1) executed or conformed copies of the Documents
                  duly executed and delivered by the respective parties thereto, with such amendments, modifications or supplements as may have been agreed to in writing by the Dealer Manager;

                           (2) opinions, dated the Closing Date and addressed to
                  the Trust and to the Dealer Manager, of Richards, Layton & Finger, P.A., Calfee, Halter & Griswold LLP and Thompson Hine & Flory LLP, in such form as may be satisfactory to the Dealer Manager and the Dealer Manager's counsel;

                           (3) an opinion, dated the Closing Date and addressed
                  to the Dealer Manager, of counsel to the Dealer Manager, in such form as may be satisfactory to the Dealer Manager;

                           (4) a certificate, dated the Closing Date and signed
                  by the President or Senior Vice President and Manager of the Depositor, in substantially the form attached hereto as Appendix A;

                           (5) opinions, dated the Closing Date and addressed to
                  the Trust and the Dealer Manager, of counsel for the Indenture Trustee, Owner Trustee and Co-Owner Trustee, in such form as may be satisfactory to the Dealer Manager and the Dealer Manager's counsel;

                           (6) certificates, dated the Closing Date and signed
                  by the chief financial officer or other officer acceptable to the Representative of Florida Department of Education, OSFA (to the extent reasonably obtainable), Georgia Higher Education Assistance Corporation, United Student Aid Funds, Inc., Kentucky Higher Education Assistance Authority and Great Lakes Higher Education Guaranty Corporation, regarding the accuracy and completeness of the Prospectus with

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

                  respect to the information relating to such entities, respectively, under the caption "THE GUARANTEE AGENCIES" in the Prospectus in such form as may be satisfactory to the Dealer Manager and the Dealer Manager's counsel;

                           (7) an opinion, dated the Closing Date and addressed
                  to the Dealer Manager, of the respective counsel for each Guarantor listed in (6) above in form and substance acceptable to the Dealer Manager, in such form as may be satisfactory to the Dealer Manager and the Dealer Manager's counsel;

                           (8) an opinion, dated the Closing Date and addressed
                  to the Dealer Manager, of counsel to InTuition, Inc., USA Group Loan Services, Inc., Great Lakes Higher Education Servicing Corporation and UNIPAC in such form as may be satisfactory to the Dealer Manager and the Dealer Manager's counsel;

                           (9) an incumbency certificate for the officers of the
                  Depositor, the Delaware Trustee and the Co-Owner Trustee;

                           (10) a certified copy of the resolution of the
                  Management Committee of the Depositor, as the sole holder of all beneficial interests in the Trust, authorizing the Exchange Offers and the issuance, delivery and sale of the Exchange Notes pursuant to the terms of the Exchange Offers;

                           (11) a copy of the Trust Agreement;

                           (12) a copy of the Certificate of Full Force and
                  Effect of the Depositor;

                           (13) evidence that the Series A-3 Notes, Series A-4
                  Notes, Series A-5 Notes and Series A-6 Notes are rated Aaa and AAA and the Series B-3 Notes are rated A-2 and A by Moody's and Fitch, respectively;

                           (14) Exchange Note specimens;

                           (15) U.C.C. financing statements and bailment notices
                   relating to the Indenture; and

                           (16) such additional legal opinions, certificates,
                  instruments and other documents as the Dealer Manager or Dealer Manager's counsel may reasonably request to evidence the truth and accuracy, as of the date hereof and as of the Closing Date, of the Depositor's representations and warranties contained herein and of the statements and information contained in the Prospectus and the due performance and satisfaction by the Trust at or prior to the Closing of all agreements then to be performed and all conditions then to be satisfied by the Depositor or the Trust in connection with the transactions contemplated by the Documents and the Prospectus.

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

         The opinions and certificates and other evidence referred to above shall be in form and substance satisfactory to the Dealer Manager in its reasonable opinion.

         If the Depositor and the Trust shall be unable to satisfy the conditions to the obligations of the Dealer Manager contained in this Agreement, this Agreement shall terminate and neither the Dealer Manager nor the Depositor or the Trust shall be under any further obligation hereunder, except as provided in Section 7 hereof.

         11. ADDITIONAL COVENANTS OF THE DEPOSITOR AND THE TRUST. The Depositor or the Trust will advise you promptly of (i) the occurrence of any event which could cause the Trust to withdraw or terminate the Exchange Offers or would permit the Trust to exercise any right not to exchange the Exchange Notes tendered pursuant to the Exchange Offers, (ii) any proposal or requirement to issue, amend or supplement any Exchange Offer Material, (iii) the issuance of any material communication, comment or order by the Commission or any Other Agency concerning the Exchange Offers (and, if in writing, will furnish you a copy thereof) and (iv) any other information relating to the Exchange Offers which you may from time to time reasonably request.

         12. INDEMNIFICATION. The Depositor hereby agrees to hold you harmless and to indemnify you (including any of your affiliated companies and any director, officer, agent or employee of you or any such affiliated company), and any director, officer or other person controlling (within the meaning of Section 20(a) of the Exchange Act) you (including any of your affiliated companies) (collectively, the "Indemnified Persons") from and against any and all losses, claims, damages, liabilities or expenses (including reasonable fees and expenses of counsel and reasonable expenses incurred in the investigation of, preparing, pursuing or defending any action, suit, investigation or proceeding, commenced or threatened, or any claim whatsoever and whether or not you or any other Indemnified Person shall be a party thereto), whether in contract, tort or otherwise and as incurred or suffered, (a) arising out of or based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus or any other Exchange Offer Material, or any omission or alleged omission to state in the Prospectus or any other Exchange Offer Material a material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading or (ii) any withdrawal or termination by the Trust of, or failure by the Trust to make or consummate, the Exchange Offers or (iii) any breach by the Trust of any representation or warranty or failure to comply with any of the agreements contained herein or (b) otherwise arising out of, relating to or in connection with the Exchange Offers or your role in connection therewith, whether the event allegedly giving rise to such claim shall have occurred prior to the commencement of, during the period of, or subsequent to the consummation of, the Exchange Offers; except, in the case of clause (b) above, for any such loss, claim, damage, liability or expense which resulted primarily from the bad faith, gross negligence or willful misconduct of any Indemnified Person. In the event a court of competent jurisdiction determines by final and nonappealable judgment that any such losses, actions, claims, demands, damages, liabilities or expenses of any Indemnified Person resulted from actions taken or omitted to be taken by such Indemnified Person in bad faith or from such Indemnified Person's gross negligence or willful misconduct, you will promptly return all funds paid to you by the Depositor pursuant to this

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

Section 12 and customary interest thereon. The foregoing indemnity shall be in addition to any liability which the Depositor might otherwise have to you and such other Indemnified Persons.

         Neither the Depositor nor the Trust shall, without the prior written consent of the Indemnified Person, settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action, claim, suit, investigation or proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding. No Indemnified Person seeking indemnification, reimbursement or contribution pursuant to this Agreement shall, without the Depositor's prior written consent, settle, compromise, consent to the entry of. any judgment in or otherwise seek to terminate any action, claim, suit, investigation or proceeding referred to in the preceding paragraph. The Depositor and the Trust agree to notify you promptly of the assertion of any claim in connection with the Exchange Offers against either of them, any of their respective officers or directors or any person who controls it within the meaning of Section 20(a) of the Exchange Act.

         Upon the assertion of any claim in connection with the Exchange Offers against any Indemnified Person as to which such Indemnified Person may seek indemnity under this Section 12, such Indemnified Person shall notify the Depositor and the Trust promptly in writing, and the Depositor, upon the request of such Indemnified Person, shall retain counsel reasonably satisfactory to you to represent such Indemnified Person and any others the Depositor may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. Failure to so notify the Depositor or the Trust shall not, however, relieve the Depositor from any liability which it may have on account of the indemnity under this Section 12 if the Depositor has not been prejudiced in any material respect for such failure. In any such proceeding the defense of which shall have been so assumed, any Indemnified Person shall have the right to participate in such litigation or proceeding and to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the Depositor and the Indemnified Person shall have mutually agreed to the retention of such counsel, (ii) the Depositor shall have failed within a reasonable time to retain counsel reasonably satisfactory to you or (iii) the named parties to any such proceeding (including any impleaded parties) include either the Depositor or the Trust and the Indemnified Person and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. Such firm shall be designated in writing by you. It is understood that the Trust shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm (in addition to any local counsel) for all such Indemnified Persons and that all such fees and expenses shall be reimbursed as they are incurred upon submission to the Depositor and the Trust of itemized statements in reasonable detail. The Depositor shall not be liable for any settlement of any litigation or proceeding effected without its written consent, which consent shall not be unreasonably withheld, but if settled with such consent or if there be a final judgment for the plaintiff, the Depositor agrees, subject to the provisions of this Section 12, to indemnify the Indemnified Person from and against any loss, damage, liability or expense by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an Indemnified Person shall have requested the Depositor to reimburse such Indemnified Person for fees and expenses of counsel as contemplated by the first sentence of this paragraph, the Depositor agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by the Depositor of the aforesaid request and (ii) the Depositor shall not have reimbursed the Indemnified Person in accordance with such request prior to the date of such settlement.

         If the indemnity provided for in the foregoing paragraphs of this
Section 12 is finally judicially determined by a court of competent jurisdiction to be unavailable to an Indemnified Person in respect of any losses, claims, damages, liabilities or expenses referred to therein, then you and the Depositor, in lieu of the Depositor's indemnifying such Indemnified Person, agree that the Depositor shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages, liabilities or expenses (i) in such proportion as is appropriate to reflect the relative benefits received by the Trust and by you from the Exchange Offers or (ii) if the allocation provided by the foregoing clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in the foregoing clause (i), but also the relative fault of either the Depositor or the Trust and of you in connection with the statements, actions or omissions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations; PROVIDED, HOWEVER, that in no event shall your aggregate contribution to the amount paid or payable exceed the aggregate amount of fees actually received by you pursuant to this Agreement. The relative benefits received by the Trust on the one hand and by you on the other shall be deemed to be in the same proportion as (i) the maximum aggregate value of the Exchange Notes proposed to be exchanged by the Trust for the Original Notes pursuant to the Exchange Offers bears to (ii) the MAXIMUM aggregate fee proposed to be paid to you pursuant to
Section 6. The relative fault of either the Depositor or the Trust on the one hand and of you on the other (i) in the case of an untrue or alleged untrue statement of a material fact or an omission or alleged omission to state a material fact, shall be determined by reference to, among other things, whether such statement or omission relates to information supplied by the Depositor or the Trust or by you and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission and
(ii) in the case of any other action or omission, shall be determined by reference to, among other things, whether such action or omission was taken or omitted to be taken by the Depositor or the Trust or by you and the parties' relative intent, knowledge, access to information and opportunity to prevent such action or omission.

         The Depositor and you agree that it would not be just and equitable if contribution pursuant to this Section 12 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages, liabilities or expenses referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Person in connection with investigating or defending any such action or claim.

         13. TERMINATION AND SURVIVAL OF CERTAIN PROVISIONS. This Agreement may be terminated (i) by you (A) upon a withdrawal by you as Dealer Manager pursuant to Section 5, (B) if the Trust determines to terminate or withdraw the Exchange Offers prior to consummation thereof or (C) if there is a good faith disagreement between you and the Trust with respect to any term or condition of the Exchange Offers, or (ii) by the Trust (A) if it determines to terminate or withdraw the Exchange Offers prior to consummation thereof or (B) if there is a good faith disagreement between you and the Trust with respect to any term or condition of the Exchange Offers. This Agreement will otherwise terminate if the Commencement Date shall not have occurred on or prior to _______________, 1999, or such later date as may be mutually agreed upon, or upon the consummation of the Exchange Offers. The indemnity and contribution agreements contained in Section 12, the fee and expense reimbursement agreements contained in Sections 6 and 7, the payment obligations, if any, provided for in Section 5 and the representations and warranties of the Trust set forth in this Agreement shall remain operative and in full force and effect regardless of (i) any failure to commence, or the withdrawal, termination or consummation of, the Exchange Offers or the termination or assignment of this Agreement, (ii) any investigation made by or on behalf of any Indemnified Person, and (iii) the completion of your services hereunder.

         14. SEVERABILITY. If any provision hereof shall be determined to be invalid, illegal or unenforceable in any respect, such determination shall not affect such provision in any other respect or any other provision hereof, which shall remain in full force and effect so long as the economic or legal substance of the Exchange Offers and the agreements contained herein are not affected in any manner adverse to any party.

         15. COUNTERPARTS. This Agreement may be executed in one or more separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         16. BINDING EFFECT. This Agreement, including any right to indemnify or contribution hereunder, shall inure to the benefit of and be binding upon the Trust, you and the other Indemnified Persons (as defined in Section 12), and each of your and their respective successors and assigns. Nothing in this Agreement is intended, or shall be construed, to give to any other person or entity any right hereunder or by virtue hereof.

         17. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to principles of conflicts of law.

         18. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.

         19. NOTICES. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, to the parties hereto as follows:

                  (a)      If to you:

                           Salomon Smith Barney Inc.
                           388 Greenwich Street, 32nd Floor
                           New York, New York 10013
                           Attention:  Paul B. Sheldon

                           with a copy to:

                           Squire, Sanders & Dempsey L.L.P.
                           41 South High Street
                           Columbus, Ohio 43215
                           Attention:  Paul F. Sefcovic, Esq.

                  (b)      If to the Trust:

                           Student Loan Funding 1998-A/B Trust
                           c/o Firstar Bank, N.A.
                           425 Walnut Street
                           Cincinnati, Ohio 45202
                           Attention:  Brian J. Gardner

                           with copies to:

                           Student Loan Funding 1998-A/B Trust
                           c/o Student Loan Funding LLC
                           One West Fourth Street, Suite 210
                           Cincinnati, Ohio  45202
                           Attention:  Senior Vice President and Manager

                           Thomson, Hine & Flory LLP
                           312 Walnut Street, Suite 1400
                           Cincinnati, Ohio 45202
                           Attention:  Robert A. Selak

         Please indicate your willingness to act as Dealer Manager on the terms set forth herein and your acceptance of the foregoing provisions by signing in the space provided below for that purpose and returning to us a copy of this Agreement, whereupon this Agreement and your acceptance shall constitute a binding agreement between us.

                              Very truly yours,

                              First Union Trust Company, National Association, not in its individual capacity but solely as Owner Trustee of Student Loan Funding 1998-A/B Trust


                              By:
                                 -----------------------------------------------
                              Name:
                              Title:


                              Firstar Bank, National Association, not in its individual capacity but solely as Co-Owner Trustee of Student Loan Funding 1998-A/B Trust


                              By:
                                 -----------------------------------------------
                              Name:
                              Title:

                              Student Loan Funding LLC


                              By:
                                 -----------------------------------------------
                              Name:
                              Title:


Accepted as of the date
first set forth above:

SALOMON SMITH BARNEY INC.

By:
   -------------------------
Name:
Title:

                                   APPENDIX A

              CERTIFICATE OF THE TRUST PURSUANT TO SECTION 10(C)(4)
                         OF THE DEALER MANAGER AGREEMENT


         The undersigned, Student Loan Funding LLC, as creator of Student Loan Funding 1998-A/B Trust (the "Trust"), pursuant to Section 10(c)(4) of the Dealer Manager Agreement dated ______, 1999 (the "Dealer Manager Agreement") between the Depositor, the Trust and the Dealer Manger, hereby certifies as follows (all capitalized terms used herein are used as defined in the Dealer Manager Agreement):

         (A) Each of the representations and warranties of the Depositor and the Trust set forth in the Dealer Manager Agreement and in the Indenture is true and correct in all material respects on the date hereof as if on and as of the date hereof with the same effect as if made on the date hereof;

         (B) The Trust has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied under the Documents and the Exchange Offers at or prior to the date hereof.

                                         STUDENT LOAN FUNDING LLC


Date:  June __, 1999                     By:
                                            ------------------------------------
                                         Title:
                                               ---------------------------------